Exhibit 10.100

CONFIDENTIAL SEPARATION AGREEMENT, INCLUDING GENERAL RELEASE

I.           This Confidential Separation Agreement, Including General Release (“Agreement”) covers all understandings between Michael Rama (“you”) and Avatar Properties Inc. (“Avatar”) relating to your employment and separation from employment with Avatar.

II.          Your last day of employment is August 12, 2011, and after that date the only payments or other things of value which you will be entitled to receive are those set forth in this Agreement, except that any amounts due to you under any retirement plans will be paid according to the terms of the plans.  You also will be paid for any earned but unused vacation pay regardless of whether you sign this Agreement.  You acknowledge and agree that you are not entitled to any separation pay whatsoever without entering into this Agreement.

III.         In exchange for the release and promises which you make in this Agreement, Avatar agrees to:

A.
pay you separation pay equivalent to your vested incentive compensation plan bonus in the total gross amount of Forty One Thousand Two Hundred and Fifty Dollars ($41,250.00), less all required withholdings (e.g., F.I.C.A., federal withholding);

B.
pay you the separation pay in a lump sum amount, in accordance with Avatar’s regular payroll practices and procedures.  Payment will be made on the next payday after Avatar’s receipt of the executed and unrevoked Agreement and the expiration of the seven (7)-day revocation period in Paragraph XVII, below; and

IV.         Regardless of whether you sign this Agreement, if you were covered by Avatar’s group health plan on the date of separation, you will be eligible to elect to continue coverage under the group health plan under COBRA, in accordance with normal COBRA rules.  Information about your COBRA rights will be mailed to your most recent address on file with Avatar in the near future.

V.           In exchange for the promises which Avatar makes in this Agreement, you agree:

  A.           To release and forever discharge Avatar, its past and present directors, shareholders, officers, members, principals, employees, contractors, agents, subsidiaries, divisions, predecessors, parents, insurers, affiliated entities, successors, transferees and assigns, and their personal representatives, heirs, and attorneys (collectively referred to as the "Released Parties") from any and all claims, demands or liabilities whatsoever, whether known or unknown, which you ever had or may now have against the Released Parties, from the beginning of time to the date of this Agreement.  This Agreement includes, without limitation, any claims, demands or liabilities relating to or arising out of your employment with Avatar or separation of employment with Avatar pursuant to any federal, state, or local employment laws, regulations, ordinances, or executive orders prohibiting, among other things, age, race, color, sex, national origin, religion, marital status, familial status, sexual orientation, and disability discrimination.

1.	This release includes, but is not limited to, any and all actions claims and demands under:

the Age Discrimination Employment Act (the “ADEA”) as amended, and the Older Workers Benefit Protection Act (“OWBPA”) 29 U.S.C. Section 623, et seq.;
Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq. as amended;
the Americans with Disabilities Act 42 U.S.C. Section 12101, et seq. (the “ADA”), as amended;
the Equal Pay Act of 1963, 29 U.S.C. Section 206(d);
the Family and Medical Leave Act, as amended, 29 U.S.C. Section 2601, et seq. (the “FMLA”);
COBRA, as amended, 29 U.S.C. Section 1161, et seq.;
the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et. seq. (“WARN”);
Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1514A; et seq.
42 U.S.C. Sections 1981 through 1988;
the National Labor Relations Act, 29 U.S.C. Section 151, et seq.,
the Immigration Reform and Control Act;
the Uniform Services Employment and Reemployment Rights Act of 1994;
the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended, 29 U.S.C. Section 1001, et seq. (excluding any vested benefits under any Employee Retirement Plan);
the Fair Credit Reporting Act;
the Rehabilitation Act of 1973;
the Genetic Information Nondiscrimination Act of 2008;
the Florida and Federal Constitutions;
the Florida Human Rights Act of 1977 and the Florida Civil Rights Act of 1992 as amended, Chapter 760 Florida Statutes;
the Florida Whistleblower’s Act, Fla. Stat. Section 448.101, et seq.;
Florida Workers’ Compensation Retaliation Statute, Fla. Stat. Section 440.205;
Florida’s Wage Payment laws, Fla. Stat. Section 448.08;
the Florida Minimum Wage Act, Fla. Stat. Section 448.110;
the Florida Wage Discrimination Law, Fla. Stat. Section 448.07;
the Florida Equal Pay Law;
the Florida AIDS Act, Fla. Stat. Sections 10.1125, 381.00 and 760.50;
Florida Discrimination on Basis of Sickle Cell Trait Law, Fla. Stat. Section 448.075; and
any other federal, state or local statute, executive order regulation or ordinance relating to or dealing with unpaid wages, employment, employment discrimination, retaliation, conspiracy, tortious or wrongful discharge.

2.
This release also includes, but is not limited to:  (i) any and all actions, claims and demands for wrongful discharge, future wage loss, employee benefits, bonuses, stock options, attorneys’ fees and costs, penalties and damages of all types, including, but not limited to, punitive and compensatory damages; emotional distress damages; breach of any employment contract (whether express or implied) between you and Avatar; and (ii) any and all actions, claims and demands for tort damages (whether intentional or negligent) and/or personal injury as a result of your employment or your termination of employment by Avatar, such as defamation, fraud, misrepresentation, assault, battery, negligence, negligent supervision, hiring, or retention, detrimental reliance, intentional or negligent infliction of emotional distress, breach of a covenant of good faith and fair dealing, and any other offense.  The foregoing list is meant to be illustrative rather than exhaustive.

B.           That no rights or claims after the date this Agreement is signed are waived, including, but not limited to rights or claims arising under the ADEA.

C.           Nothing, however, herein precludes you from participating in or filing a charge or complaint with any federal, state, or local government agency.  However, with respect to such claims you are waiving, not only your right to recover money or other relief in any action that you might institute, but you also are waiving your right to recover money or other relief in any action that might be brought on your behalf by any other person or entity including, but not limited to, the State of Florida, the United States Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), or any other (U.S. or foreign) federal, state, or local agency or department.

D.           That you reported all hours worked as of the date you signed the Agreement and have been paid and/or received all of your past wages including overtime, compensation, bonuses, commissions, leave payments and/or and benefits due as of the date of this Agreement and that no such additional amounts are due you.

E.           That you have not filed any claims, complaints, charges, lawsuits or other proceedings against Released Parties with any governmental agency, arbitrator, or any court.  You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against Released Parties.  You further represent that you have not assigned or transferred, or purported to have assigned or transferred, to any entity or person any dispute released by you in this Agreement.

F.           You affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Released Parties.

G.           You affirm that all of the Released Parties’ decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

H.           You affirm that all of the Released Parties’ decisions regarding your pay and benefits through the date of your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

VI.           You acknowledge that you have returned to Avatar all Avatar information and property whether on paper, stored electronically, or otherwise including, but not limited to, confidential, proprietary and/or trade secret materials, documents, reports, files, manuals, memoranda, records, credit cards, computers, cardkey passes, door and file keys, computer access codes, computer passwords, software, data, programs, computer disks, cell phones, corporate credit cards, and other information or property belonging to Avatar or which you received, prepared or helped prepare in connection with your employment.  You further acknowledge that you have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.  You agree that you will not access, or attempt to access, by any means, any of Avatar’s computer systems.  You agree that, in the event you discover any other property of Avatar in your possession after the date of this Agreement, you will immediately return such property to Avatar.

VII.          You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.  You also agree you have no known unreported workplace injuries or occupational diseases.

VIII.         Because of the voluntary undertaking of this Agreement, you agree that the terms of this Agreement, the content of the discussions pertaining to this Agreement between you and Avatar and information related to Avatar shall be considered and treated as confidential.  Neither you or your present or future representatives, spouse, attorneys, or agents shall knowingly or with intent issue any publicity release or otherwise publicize or give out in any manner to anyone (other than to your attorneys, the Internal Revenue Service or your accountant or pursuant to court order or a subpoena, only after Avatar has been given at least fourteen (14) days’ notice of the service of the subpoena and had a reasonable opportunity to contest or respond to the subpoena) the terms of this Agreement, the content of the discussions pertaining to this Agreement, the settlement of this matter, or any confidential business information you have obtained from any source while employed by Avatar about Avatar, its operations, clients, employees or business activities.  If a court of competent jurisdiction finds that you breached this provision, all obligations of Avatar to make payments to you shall cease, and you agree to immediately return to Avatar the payments made to you pursuant to Paragraph III., above.

IX.           With regard to the foregoing provision, it is Avatar’s intent to cooperate in good faith with any local, state or federal agency in the event of an investigation, while at the same time taking such action as appropriate to protect its confidential information from disclosure to other third parties.  Further, nothing in this provision should be interpreted to prevent you from disclosing this Agreement (with the amount of separation pay redacted) in connection with bringing a legal challenge to the validity of the Agreement under ADEA.

X.            You further agree that you will not ever personally, or on behalf of any other firm, corporation, person or persons, divulge or use any trade secrets, confidential, proprietary or competitive business information that you may have acquired or developed yourself during your employment relationship with Avatar.  Such protected information includes, but is not limited to, financial data, investment data, sales data, employee data, business plans, sales materials, business manuals, handbooks, methods of doing business, marketing and promotion methods, trade secrets, technical information or manuals, information of a proprietary nature, non-public customer information derived from the customers, customer lists, contracts, lead slips, invoices, or any other confidential or proprietary information obtained by you through your employment with Avatar.

XI.           You acknowledge and agree that the covenants and undertakings contained in Paragraph X of this Agreement relates to matters that are of a special, unique and extraordinary character and that a violation or breach of any term of Paragraph X of this Agreement will cause irreparable injury to Avatar, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, you agree that Avatar shall be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, restraining any actual or threatened violation of any covenant in Paragraph X of this Agreement by you and such other persons as the court shall order.

XII.          Any breach by you of Paragraph X of this Agreement shall entitle Avatar to terminate any and all payments yet unmade and immediately recover all payments made under Paragraph III, above, together with all costs of litigation and attorneys’ fees incurred.

XIII.         Nothing in this Paragraph XIII shall be construed to limit or prohibit Avatar from seeking any other remedies, including, but not limited to damages, attorneys' fees and costs, available to Avatar for the actual or threatened violation of any covenant contained in Paragraph X of this Agreement. You further agree that the covenants contained in Paragraph X of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by you against Avatar, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement of any the covenants in Paragraph X.

XIV.         You agree that you will not engage in any harassing or disparaging conduct toward the Released Parties and that you will refrain from making any negative or derogatory statements concerning Released Parties.

XV.          You agree to cooperate with Avatar in regard to the transition of the business matters you handled on behalf of Avatar. You agree to reasonably cooperate with Avatar and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Avatar which relate in any way to events or occurrences that transpired while you were employed by Avatar. Your cooperation in connection with such claims or actions will include, but not limited to, being available to meet with Avatar’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of Avatar at mutually convenient times. Avatar will reimburse you for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees and costs, or compensation for time) that you incur in connection with your obligations under this paragraph of the Agreement.

XVI.         You understand that this Agreement does not waive any claims that you may have:  (i) for compensation for illness or injury or medical expenses under any workers’ compensation statute; (ii) under any law or any policy or plan currently maintained by Avatar that provides health insurance continuation or conversion rights; or (iii) any claim that by law cannot be waived or released.

XVII.       You acknowledge and agree that:  (i) you have had reasonable and sufficient time to review this Agreement and to consult with an attorney regarding this Agreement; (ii) you have been advised to consult with legal counsel regarding this Agreement and are encouraged by Avatar to consult with legal counsel with regard to this Agreement; (iii) you are entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (iv) you are not relying upon any oral representations made regarding the subject matter of this Agreement; (v) in exchange for you waiving your rights and claims, you are receiving consideration in addition to that which you were already entitled; and (vi) you have received all information  you require from Avatar in order to make a knowing and voluntary release and waiver of all claims against Released Parties, including claims under ADEA.  Avatar and you further acknowledge that this Agreement and the release contained herein satisfy all the requirements for an effective release by you of all age discrimination claims under ADEA.

Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to your waiver of rights under the ADEA, you acknowledge that:

A.          You have been given forty-five (45) days within which to consider whether to execute this Agreement; Also pursuant to the OWBPA, you have seven (7) days from the date you sign this Agreement within which to revoke this Agreement, by providing written notice via U.S. mail, overnight mail or hand delivery to Avatar, Attention:  PK Fletcher, Esquire, General Counsel and Executive Vice President, Avatar Properties Inc., 395 Village Drive, Poinciana, Florida 34759.

B.          Your written revocation must be received no later than 5:00 pm on the seventh day;

C.          You understand that this Agreement shall not become effective until the seven-day revocation period has expired.  You will not be entitled to any benefits of this Agreement if it is revoked.  If you decide to revoke this Agreement, it will not change the fact that your employment with Avatar ended on August 12, 2011; and

D.           You understand that you may sign this Agreement prior to the end of the forty-five (45)-day period.  If you do so, you agree that it was done knowingly and voluntarily, without any improper inducement by Avatar.

E.           You acknowledge that you received this Agreement on August 12, 2011.

F.           You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period.

XVIII.      You and Avatar acknowledge that the cash payments provided under this Agreement are taxable compensation and will be reported on your Form W-2 for the year of payment.  In addition, you and Avatar acknowledge that all other payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation also will be reported on your Form W-2 for the year the payment or benefit is provided.

XIX.        You and Avatar acknowledge that if any provision of this Agreement is invalidated by a court of competent jurisdiction, (except the release in Paragraph V) then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

XX.         You and Avatar acknowledge that this Agreement constitutes the entire agreement between the parties with respect to the matters set forth in this Agreement and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein.

XXI.        This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Avatar.

XXII.       Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and signed by each of the parties.  For Avatar by:  PK Fletcher, Esquire, General Counsel and Executive Vice President.

XXIII.      Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

XXIV.      You and Avatar agree to pay the respective attorneys’ fees and costs in connection with this Agreement, and will not try to obtain any additional fees or costs from each other.  However, both you and Avatar reserve any and all rights to enforce the terms of this Agreement.  If any lawsuit is brought to enforce or interpret the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs, and all reasonable attorneys’ fees at all trial and appellate levels, in addition to any other relief to which such prevailing party may be entitled.  Notwithstanding anything in this Paragraph to the contrary, the prevailing party in any action at law or in equity under the ADEA or to enforce or interpret the validity of any release of an ADEA claim will not be entitled to recover attorneys’ fees and costs as specifically authorized under federal law.

XXV.       The waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

XXVI.      Avatar represents and warrants that the person signing this Agreement has the authority to act on behalf of Avatar and to bind Avatar and all who may claim through it to the terms and conditions of this Agreement.  You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement.  You and Avatar each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released by this Agreement.

XXVII.    This Agreement shall not be construed against Avatar by reason of the fact that Avatar was responsible for the drafting of this Agreement.

XXVIII.   In the event of any dispute or claim relating to or arising out of this Agreement, the Parties’ employment relationship, or the termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud, retaliation, discrimination or harassment), the Parties agree that all such disputes/claims will be brought in a court of competent jurisdiction in Miami-Dade County, Florida.  Notwithstanding the foregoing, in the event of any such dispute/claim, the Parties may agree to mediate or arbitrate the dispute/claim on such terms and conditions as may be agreed to in writing by the Parties.

XXIX.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, substantive, procedural and remedial, notwithstanding any conflict of laws analysis to the contrary.  The parties further agree that the proper venue for any dispute is Miami-Dade County, Florida.

XXX.       This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

YOU ARE ADVISED TO CONSULT AN ATTORNEY
BEFORE SIGNING THIS AGREEMENT AS YOU ARE WAIVING IMPORTANT
RIGHTS (INCLUDING THOSE UNDER THE ADEA) AND TO
READ THIS AGREEMENT CAREFULLY

I have read the foregoing Confidential Separation Agreement, Including General Release, and I accept and agree to the provisions contained in this Confidential and Separation Agreement, Including General Release.

/s/ Michael Rama		August 12, 2011
Michael Rama		Date

AVATAR PROPERTIES INC.

By:	/s/ Melisa R. Boross

Melisa R. Boross		August 12, 2011
Print Name		Date

Its:	Vice President
Title